                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*

                                AMENDMENT NO. 19

                                   ICO, INC.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)



                     COMMON STOCK, NO PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                   449293109
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)

                                DAVID M.  GERST
                                   ICO, INC.
                         11490 WESTHEIMER, SUITE 1000
                             HOUSTON, TEXAS 77077
                                (281) 721-4200
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           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
                    TO RECEIVE NOTICES AND COMMUNICATIONS)

                                  MAY 7, 2001
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            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              CUSIP NO. 449293109

(1) Names of Reporting Person. I.R.S. Identification Nos. of above persons (entities only)

     Dr. Al O. Pacholder
     ---------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group

     (a)  [X]

     (b)  [ ]
          ----------------------------------------------------------------------

(3)  SEC Use Only

     ---------------------------------------------------------------------------

(4)  Source of Funds

     00
     ---------------------------------------------------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

     [ ]
     ---------------------------------------------------------------------------

(6)  Citizenship or Place of Organization

     United States citizen
     ---------------------------------------------------------------------------

--------------------------------------------------------------------------------
Number of Shares Beneficially owned by each reporting person with
--------------------------------------------------------------------------------
(7)           Sole Voting Power                              252,955
--------------------------------------------------------------------------------
(8)           Shared Voting Power                            3,998,957
--------------------------------------------------------------------------------
(9)           Sole Dispositive Power                         252,955
--------------------------------------------------------------------------------
(10)          Shared Dispositive Power                       807,270
--------------------------------------------------------------------------------

(11) Aggregate Amount Beneficially Owned by Each Reporting Person

     4,251,912
     ---------------------------------------------------------------------------

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares

     [X]
     ---------------------------------------------------------------------------

(13) Percent of Class Represented by Amount in Row (11)

     18.8%
     ---------------------------------------------------------------------------

(14) Type of Reporting Person

     IN
     ---------------------------------------------------------------------------

                              CUSIP NO. 449293109


(1) Names of Reporting Person. I.R.S. Identification Nos. of above persons (entities only)

     Sylvia A. Pacholder
     ---------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group

     (a)  [X]

     (b)  [ ]
     ---------------------------------------------------------------------------

(3)  SEC Use Only

     ---------------------------------------------------------------------------

(4)  Source of Funds

     00
     ---------------------------------------------------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

     [ ]
     ---------------------------------------------------------------------------

(6)  Citizenship or Place of Organization

     United States citizen
     ---------------------------------------------------------------------------

--------------------------------------------------------------------------------
Number of Shares Beneficially owned by each reporting person with
--------------------------------------------------------------------------------
(7)           Sole Voting Power                              162,691
--------------------------------------------------------------------------------
(8)           Shared Voting Power                            3,998,957
--------------------------------------------------------------------------------
(9)           Sole Dispositive Power                         162,691
--------------------------------------------------------------------------------
(10)          Shared Dispositive Power                       807,270
--------------------------------------------------------------------------------

(11) Aggregate Amount Beneficially Owned by Each Reporting Person

     4,161,648
     ---------------------------------------------------------------------------

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares

     [X]
     ---------------------------------------------------------------------------

(13) Percent of Class Represented by Amount in Row (11)

     18.3%
     ---------------------------------------------------------------------------

(14) Type of Reporting Person

     IN
     ---------------------------------------------------------------------------

                              CUSIP NO. 449293109


(1) Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)

     Robin E. Pacholder
     ---------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group

     (a)  [X]
          ----------------------------------------------------------------------

     (b)  [   ]
          ----------------------------------------------------------------------

(3)  SEC Use Only

     ---------------------------------------------------------------------------

(4)  Source of Funds

     00
     ---------------------------------------------------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

     [ ]
     ---------------------------------------------------------------------------

(6)  Citizenship or Place of Organization

     United States citizen
     ---------------------------------------------------------------------------

--------------------------------------------------------------------------------
Number of Shares Beneficially owned by each reporting person with
--------------------------------------------------------------------------------
(7)            Sole Voting Power                              86,336
--------------------------------------------------------------------------------
(8)            Shared Voting Power                            0
--------------------------------------------------------------------------------
(9)            Sole Dispositive Power                         86,336
--------------------------------------------------------------------------------
(10)           Shared Dispositive Power                       0
--------------------------------------------------------------------------------

(11) Aggregate Amount Beneficially Owned by Each Reporting Person

     86,336
     ---------------------------------------------------------------------------

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares

     [X]
     ---------------------------------------------------------------------------

(13) Percent of Class Represented by Amount in Row (11)

     Less than 1%
     ---------------------------------------------------------------------------

(14) Type of Reporting Person

     IN
     ---------------------------------------------------------------------------

                              CUSIP NO. 449293109


(1) Names of Reporting Person. I.R.S. Identification Nos. of above persons (entities only)

     William J. Morgan
     ---------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group

     (a)  [X]

     (b)  [ ]
     ---------------------------------------------------------------------------

(3)  SEC Use Only

     ---------------------------------------------------------------------------

(4)  Source of Funds

     00
     ---------------------------------------------------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

     [ ]
     ---------------------------------------------------------------------------

(6)  Citizenship or Place of Organization

     United States citizen
     ---------------------------------------------------------------------------

--------------------------------------------------------------------------------
Number of Shares Beneficially owned by each reporting person with
--------------------------------------------------------------------------------
(7)            Sole Voting Power                             82,000
--------------------------------------------------------------------------------
(8)            Shared Voting Power                           807,270
--------------------------------------------------------------------------------
(9)            Sole Dispositive Power                        82,000
--------------------------------------------------------------------------------
(10)           Shared Dispositive Power                      807,270
--------------------------------------------------------------------------------

(11) Aggregate Amount Beneficially Owned by Each Reporting Person

     889,270
     ---------------------------------------------------------------------------

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares

     [ ]
     ---------------------------------------------------------------------------

(13) Percent of Class Represented by Amount in Row (11)

     3.9%
     ---------------------------------------------------------------------------

(14) Type of Reporting Person

     IN
     ---------------------------------------------------------------------------

                              CUSIP NO. 449293109


(1) Names of Reporting Person. I.R.S. Identification Nos. of above persons (entities only)

     Pacholder Associates, Inc., Tax I.D.  #31-1089398
     ---------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group

     (a)  [X]

     (b)  [ ]
     ---------------------------------------------------------------------------

(3)  SEC Use Only



(4)  Source of Funds

     00
     ---------------------------------------------------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

     [ ]
     ---------------------------------------------------------------------------

(6)  Citizenship or Place of Organization

     Ohio corporation
     ---------------------------------------------------------------------------

--------------------------------------------------------------------------------
Number of Shares Beneficially owned by each reporting person with
--------------------------------------------------------------------------------
(7)            Sole Voting Power                             0
--------------------------------------------------------------------------------
(8)            Shared Voting Power                           807,207
--------------------------------------------------------------------------------
(9)            Sole Dispositive Power                        0
--------------------------------------------------------------------------------
(10)           Shared Dispositive Power                      807,270
--------------------------------------------------------------------------------

(11) Aggregate Amount Beneficially Owned by Each Reporting Person

     807,270
     ---------------------------------------------------------------------------

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares

     [ ]
     ---------------------------------------------------------------------------

(13) Percent of Class Represented by Amount in Row (11)

     3.5%
     ---------------------------------------------------------------------------

(14) Type of Reporting Person

     IA
     ---------------------------------------------------------------------------

                              CUSIP NO. 449293109


(1) Names of Reporting Person. I.R.S. Identification Nos. of above persons (entities only)

     William C. Willoughby
     ---------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group

     (a)  [X]

     (b)  [ ]
     ---------------------------------------------------------------------------

(3)  SEC Use Only

     ---------------------------------------------------------------------------

(4)  Source of Funds

     00
     ---------------------------------------------------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

     [ ]
     ---------------------------------------------------------------------------

(6)  Citizenship or Place of Organization

     United States citizen
     ---------------------------------------------------------------------------

--------------------------------------------------------------------------------
Number of Shares Beneficially owned by each reporting person with
--------------------------------------------------------------------------------
(7)            Sole Voting Power                             820,309
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(8)            Shared Voting Power                           0
--------------------------------------------------------------------------------
(9)            Sole Dispositive Power                        820,309
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(10)           Shared Dispositive Power                      0
--------------------------------------------------------------------------------


(11) Aggregate Amount Beneficially Owned by Each Reporting Person

     869,702
     ---------------------------------------------------------------------------

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares

     [ ]
     ---------------------------------------------------------------------------

(13) Percent of Class Represented by Amount in Row (11)

     3.8%
     ---------------------------------------------------------------------------

(14) Type of Reporting Person

     IN
     ---------------------------------------------------------------------------

                              CUSIP NO. 449293109


(1) Names of Reporting Person. I.R.S. Identification Nos. of above persons (entities only)

     Peggy S. Willoughby
     ---------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group

     (a)  [X]

     (b)  [ ]
     ---------------------------------------------------------------------------

(3)  SEC Use Only

     ---------------------------------------------------------------------------

(4)  Source of Funds

     00
     ---------------------------------------------------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

     [ ]
     ---------------------------------------------------------------------------

(6)  Citizenship or Place of Organization

     United States citizen
     ---------------------------------------------------------------------------


--------------------------------------------------------------------------------
Number of Shares Beneficially owned by each reporting person with
--------------------------------------------------------------------------------
(7)            Sole Voting Power                             663,246
--------------------------------------------------------------------------------
(8)            Shared Voting Power                           149,139
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(9)            Sole Dispositive Power                        663,246
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(10)           Shared Dispositive Power                      149,939
--------------------------------------------------------------------------------

(11) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,694,929
     ---------------------------------------------------------------------------

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares

     [ ]
     ---------------------------------------------------------------------------

(13) Percent of Class Represented by Amount in Row (11)

     7.4%
     ---------------------------------------------------------------------------

(14) Type of Reporting Person

     IN
     ---------------------------------------------------------------------------

                              CUSIP NO. 449293109


(1) Names of Reporting Person. I.R.S. Identification Nos. of above persons (entities only)

     William E. Willoughby
     ---------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group

     (a)  [X]

     (b)  [ ]
     ---------------------------------------------------------------------------

(3)  SEC Use Only

     ---------------------------------------------------------------------------

(4)  Source of Funds

     00
     ---------------------------------------------------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

     [ ]
     ---------------------------------------------------------------------------

(6)  Citizenship or Place of Organization

     United States citizen
     ---------------------------------------------------------------------------

--------------------------------------------------------------------------------
Number of Shares Beneficially owned by each reporting person with
--------------------------------------------------------------------------------
(7)           Sole Voting Power                            1,540,790
--------------------------------------------------------------------------------
(8)           Shared Voting Power                          149,139
--------------------------------------------------------------------------------
(9)           Sole Dispositive Power                       1,540,790
--------------------------------------------------------------------------------
(10)          Shared Dispositive Power                     149,139
--------------------------------------------------------------------------------

(11) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,694,929
     ---------------------------------------------------------------------------

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares

     [ ]
     ---------------------------------------------------------------------------

(13) Percent of Class Represented by Amount in Row (11)

     7.5%
     ---------------------------------------------------------------------------

(14) Type of Reporting Person

     IN
     ---------------------------------------------------------------------------

                              CUSIP NO. 449293109


(1) Names of Reporting Person. I.R.S. Identification Nos. of above persons (entities only)

     Regina S. Willoughby
     ---------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group

     (a)  [X]

     (b)  [ ]
     ---------------------------------------------------------------------------

(3)  SEC Use Only

     ---------------------------------------------------------------------------

(4)  Source of Funds

     00
     ---------------------------------------------------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

     [ ]
     ---------------------------------------------------------------------------

(6)  Citizenship or Place of Organization

     United States citizen
     ---------------------------------------------------------------------------

--------------------------------------------------------------------------------
Number of Shares Beneficially owned by each reporting person with
--------------------------------------------------------------------------------
(7)            Sole Voting Power                              76,393
--------------------------------------------------------------------------------
(8)            Shared Voting Power                            0
--------------------------------------------------------------------------------
(9)            Sole Dispositive Power                         76,393
--------------------------------------------------------------------------------
(10)           Shared Dispositive Power                       0
--------------------------------------------------------------------------------

(11) Aggregate Amount Beneficially Owned by Each Reporting Person

     896,702
     ---------------------------------------------------------------------------

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares

     [ ]
     ---------------------------------------------------------------------------

(13) Percent of Class Represented by Amount in Row (11)

     4.0%
     ---------------------------------------------------------------------------

(14) Type of Reporting Person

     IN
     ---------------------------------------------------------------------------

                              CUSIP NO. 449293109


(1) Names of Reporting Person. I.R.S. Identification Nos. of above persons (entities only)

     Catherine Willoughby Stephens
     ---------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group

     (a)  [X]

     (b)  [ ]
     ---------------------------------------------------------------------------

(3)  SEC Use Only

     ---------------------------------------------------------------------------

(4)  Source of Funds

     00
     ---------------------------------------------------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

     [ ]
     ---------------------------------------------------------------------------

(6)  Citizenship or Place of Organization

     United States citizen
     ---------------------------------------------------------------------------

--------------------------------------------------------------------------------
Number of Shares Beneficially owned by each reporting person with
--------------------------------------------------------------------------------
(7)            Sole Voting Power                             243,865
--------------------------------------------------------------------------------
(8)            Shared Voting Power                           0
--------------------------------------------------------------------------------
(9)            Sole Dispositive Power                        243,865
--------------------------------------------------------------------------------
(10)           Shared Dispositive Power                      0
--------------------------------------------------------------------------------

(11) Aggregate Amount Beneficially Owned by Each Reporting Person

     250,623
     ---------------------------------------------------------------------------

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares

     [ ]
     ---------------------------------------------------------------------------

(13) Percent of Class Represented by Amount in Row (11)

     1.1%
     ---------------------------------------------------------------------------

(14) Type of Reporting Person

     IN
     ---------------------------------------------------------------------------

                              CUSIP NO. 449293109


(1) Names of Reporting Person. I.R.S. Identification Nos. of above persons (entities only)

     Walter L. Leib
     ---------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group

     (a)  [X]

     (b)  [ ]
     ---------------------------------------------------------------------------

(3)  SEC Use Only

     ---------------------------------------------------------------------------

(4)  Source of Funds

     00
     ---------------------------------------------------------------------------

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

     [ ]
     ---------------------------------------------------------------------------

(6)  Citizenship or Place of Organization

     United States citizen
     ---------------------------------------------------------------------------

--------------------------------------------------------------------------------
Number of Shares Beneficially owned by each reporting person with
--------------------------------------------------------------------------------
(7)            Sole Voting Power                             91,405
--------------------------------------------------------------------------------
(8)            Shared Voting Power                           820,799
--------------------------------------------------------------------------------
(9)            Sole Dispositive Power                        91,405
--------------------------------------------------------------------------------
(10)           Shared Dispositive Power                      0
--------------------------------------------------------------------------------

(11) Aggregate Amount Beneficially Owned by Each Reporting Person

     912,204
     ---------------------------------------------------------------------------

(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares

     [ ]
     ---------------------------------------------------------------------------

(13) Percent of Class Represented by Amount in Row (11)

     3.9%
     ---------------------------------------------------------------------------

(14) Type of Reporting Person

     IN
     ---------------------------------------------------------------------------

                               INTRODUCTORY NOTE


     This Amendment No. 19 to Schedule 13D is being filed on behalf of the individuals and entities listed on the cover pages to supplement and amend certain information set forth in Schedule 13D relating to securities of ICO, Inc. ("ICO"), originally filed on June 13, 1988, and as amended from time to time (as so amended, the "Original Statement"), with respect to no par value common stock ("Common Stock") of ICO. Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Original Statement. Unless amended or restated, the Original Statement remains in effect.

ITEM 4.   PURPOSE OF TRANSACTION.

     Item 4 is supplemented as follows:

     Dr. Al O. Pacholder ("Pacholder") has become a member of a group the members of which include Pacholder, David Gerst and Jon Biro. PBG Acquisition Corporation ("PBG") is a newly formed Texas corporation formed to acquire the outstanding capital stock of the Company. PBG has entered into an engagement letter with Dain Rauscher Wessels ("DRW") (attached hereto as Exhibit 1 and incorporated herein by reference) to assist PBG in obtaining financing for the acquisition of ICO's Common Stock. In addition, DRW has delivered a letter to PBG (attached hereto as Exhibit 2 and incorporated herein by reference) indicating its belief that it will be able to arrange the financing for the purchase of ICO's Common Stock.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

1.   Engagement Letter with DRW

2.   Probable Belief Letter with DRW

     After reasonable inquiry and to the best knowledge and belief of the undersigned, it is hereby certified that the information set forth in this statement is true, complete and correct.


Dated:  May 13, 2001          /s/ Dr. Al O. Pacholder
                             -------------------------------------------------
                              Dr. Al O. Pacholder,
                              Individually and As Attorney-in-Fact for:

                              Sylvia A. Pacholder
                              Robin E. Pacholder
                              William J. Morgan
                              Pacholder Associates, Inc.
                              William E. Willoughby
                              Peggy S. Willoughby
                              William C. Willoughby
                              Regina S. Willoughby
                              Catherine Willoughby Stephens
                              Walter L. Leib

                                 EXHIBIT INDEX


EXHIBIT
  NO.     DESCRIPTION
-------   -----------

1.        Engagement Letter with DRW
2.        Probable Belief Letter with DRW